Exhibit 10.4

FIRST AMENDMENT TO
SEVERANCE BENEFIT AGREEMENT

THIS FIRST AMENDMENT TO SEVERANCE BENEFIT AGREEMENT (the “Amendment”) is made and entered into effective as of December 12, 2011, by and between Exterran Holdings, Inc., a Delaware corporation (the “Company”), and J. Michael Anderson (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into a Severance Benefit Agreement (the “Agreement”), dated August 11, 2011, regarding their respective rights and obligations in connection with a Qualifying Termination of Employment (as defined in the Agreement) during the term of the Agreement; and

WHEREAS, the Company and the Employee desire to amend the Agreement to make certain changes with regard to certain provisions thereof; and

WHEREAS, Section 19 of the Agreement provides that the Agreement may be amended only by the written agreement of the Company and the Employee;

NOW, THEREFORE, effective as of the day and year first above written, the parties agree to amend the Agreement as set forth below:

1.                                      The proviso in Section 2(c) of the Agreement is hereby amended to read in its entirety as follows:

“provided, however, that, Good Reason shall not exist with respect to such an event unless and until the Employee provides the Company a written notice of termination that sets forth in reasonable detail the facts and circumstances supporting the occurrence of such event within 50 days of the date of first occurrence of such event.  If the Employee fails to provide such notice of termination during such period, the Employee shall be deemed to have waived all rights the Employee may have under this Agreement with respect to such event.  The Company shall have 30 business days from the date of such notice of termination to cure the event.  If the Company cures the event, such notice of termination shall be deemed rescinded.  If the Company fails to cure the event within such cure period, the Employee shall be deemed to have terminated for Good Reason at the end of such cure period, which date shall be deemed the date of the Qualifying Termination of Employment.”

2.                                      Section 3(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

“(i)                               the sum of (A) the Employee’s annual rate of base salary (without regard to bonus compensation) as in effect on December 12, 2011, plus (B) the amount of Employee’s 2011 annual incentive award opportunity calculated as a percentage of his annual base salary as in effect on December 12, 2011 at the target percent (the “Incentive Opportunity”) (not prorated); plus”

3.                                      Section 3(b)(ii) of the Agreement is hereby amended to read in its entirety as follows:

“(ii)                            the product of (A) the Employee’s Incentive Opportunity, prorated to the Separation Date, multiplied by the greater of (B)(i) 50% or (ii) the actual performance percentage achieved as of the Separation Date under the Company’s annual short term incentive plan then in effect (as determined by the Company).”

4.                                      The Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

EXTERRAN HOLDINGS, INC.

FIRST AMENDMENT TO SEVERANCE BENEFIT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first above written.

EXTERRAN HOLDINGS, INC.

By:	/s/ D. Bradley Childers
Name:	D. Bradley Childers
Title:	President and Chief Executive Officer

EMPLOYEE

By:	/s/ J. Michael Anderson
Name:	J. Michael Anderson

EXTERRAN HOLDINGS, INC.

FIRST AMENDMENT TO SEVERANCE BENEFIT AGREEMENT